UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2014
Date of Report (Date of earliest event reported):

PLH PRODUCTS, INC.
f/k/a DARDANOS ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

California	000-54810	95-4386777
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6655 Knott Avenue
Buena Park, California 90620
(Address of Principal Executive Offices)

(714) 739-6622
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01 Changes in Control of Registrant

     On May 21, 2014, Ozero Worldwide, LLC., a California limited liability company (“Ozero” or “Seller”), who owns in the aggregate, 31,390,000 shares (the “Shares”) of common stock, par value $0.001 per share of Dardanos Acquisition Corp., a Delaware corporation (the “Registrant”), entered into a Merger Agreement (“Merger”) with PLH Products, Inc., a California corporation (“PLHI”) pursuant to which PLHI purchased the Shares in exchange for 500,000 shares of PLHI (valued at $169,900) (the “Purchase Price”). The transaction contemplated in the Merger (the “Purchase”) closed on May 26, 2014.

     The Shares represent approximately 100% of all of the issued and outstanding Common Stock of the Registrant. Following the Closing, PLHI owned approximately 100% of the voting securities of the Registrant. The Purchase has resulted in dissolving Dardanos’ incorporation with the State of Delaware and surviving PLHI as a California corporation. It has also resulted in a change in control of the Registrant.

     In connection with the change in control, Edgar Leon, the Registrant’s President, Chief Financial Officer and sole director, resigned his officer’s positions with the Registrant which resignation became effective immediately upon the closing of the purchase. Simultaneously with closing of the Purchase, Seung Woo Lee was appointed as the Chairman of the board and Chief Executive Officer, Kyung Min Park was appointed as President and a Director of the board, and Won Yong Lee was appointed as the Chief Financial Officer of the Registrant by the sole director, Edgar Leon, which appointment became effective immediately. Mr. Leon’s resignation as a director of the Registrant will become effective 10 days after mailing of an information statement required by Rule 14f-1 promulgated under the Exchange Act, which was filed on May 22, 2014.

     The Merger includes customary representation and warranties from the Sellers and PLHI. The Purchase was subject to customary closing conditions, including, among other things, (a) resignations of the departing director and officers of the Registrant after appointment of Seung Woo Lee as Chief Executive Officer and Chairman, Kyung Min Park as President and a director, Won Yong Lee as the chief Financial Officer of the Registrant, and (b) satisfaction of all outstanding debts and liabilities of the Registrant.

     A copy of the Merger Agreement is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Resignation of Directors and Officers

     Upon the Closing, Edgar Leon resigned from his positions as President, Chief Executive Officer and Chief Financial Officer and Director of the Registrant.

     Mr. Leon’s resignation as a director of the Registrant shall become effective 10 days after mailing of the information statement required by Rule 14f-1 promulgated under the Exchange Act.

     There was no disagreement between Edgar Leon and the Registrant.

(b) Appointment of Directors and Officers

     In connection with the closing, the following persons were appointed as our director and officer.

Name	Age	Position
Seung Woo Lee	66	Chairman of the Board and Chief Executive Officer
Kyung Min Park	66	President, Secretary and Director
Won Yong Lee	48	Chief Financial Officer

Seung Woo Lee

Mr. Seung Woo Lee is the founding principal of PLH Products and Pacific Cedar Supply. He currently serves as C.E.O. for PLH Products Inc., Pacific Cedar Supply Inc. and Pacific Cedar Supply Ltd. He is responsible for introducing first commercially viable Home Saunas to the general public more than 30 years ago. With his vision and passion, Mr. Seung Woo Lee has been driving benchmark-setting growth and expansion for both PLH Products and Pacific Cedar Supply. A high-energy leader, Mr. Seung Woo Lee approaches each new business challenge with his intrinsic flair for innovation and measured risk-taking to drive consistent improvements. His prior experience includes being an export manager at Samsung Trading.

Mr. Seung Woo Lee received his bachelor of science from Seoul National University in Korea.

Kyung Min Park

Mr. Kyung Min Park is the operating President of PLH Products Inc. since PLH was incorporated in California, in Sep., 1992. He currently serves as President for PLH Products Inc. in U.S.A. He is responsible for sales in U.S.A. and other world markets, such as Europe, Canada, and Asian Mark. He specially emphasizes in Internet sales, on-line marketing. And also he in charge of company’s financing based on relationship with banks and general operation of the corporation. He is controlling of company’s intellectual properties, patents, brands, marketing materials. He manages of all kinds of contracts for the company with overseas customers and suppliers. He is also planning company’s financing re-structures such as, IPO and funds raising. His prior experience of 20 years includes being an operation manager of site corporations in Europe and Canada for the Kumho & Asiana airlines group.

Mr. Kyung Min Park received his bachelor of science from Han Yang University in Korea and his major in university was electronics engineering.

Won Yong Lee

Mr. Won Lee currently serves as the President for Pacific Cedar Supply Inc. and Pacific Cedar Supply Ltd., manufacturing factories located in Yantai, China. He is responsible for overseeing the day to day operations at both of manufacturing facilities in Yantai. Currently Mr. Won Lee is providing his leadership to implement progressive manufacturing strategies to strengthen competitive advantage by reducing costs of products and processes. He is also using his extensive knowledge of the products to develop and broaden the sales territories for Pacific Cedar Supply and PLH Products. Prior to joining Pacific Cedar Supply, he served as the Vice President of Sales for PLH Products Inc. and for more than 10 years, he was responsible for developing and maintaining dealer and sales network worldwide for PLH Products.

Mr. Won Lee received his bachelor’s in Political Science from University of California, Berkeley.

(c) Employment Agreements

     We currently do not have employment agreements with Mr. Lee, Mr. Park or Mr. WY Lee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Merger Agreement entered by and between Ozero Worldwide, LLC, Dardanos Acquisition Corp. and PLH Products, Inc., dated May 21, 2014
10.2	Certificate of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLH Products, Inc. f/k/a
Dardanos Acquisition Corp.

May 30, 2014	/s/ Kyung Min Park
President